Exhibit 99.1
Suntron Corporation Applies to Transfer Listing to Nasdaq SmallCap Market
PHOENIX, AZ — August 29, 2005- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today announced that it is applying to transfer the listing of its common stock to the Nasdaq SmallCap Market.
On August 23, 2005, the Company received a Staff Determination Letter from Nasdaq indicating that the market value of its publicly held shares (which does not take into account 24,582,191 shares held by an affiliate) fails to comply with the $5 million minimum requirement set forth in Marketplace Rule 4450(a)(2) and that the Company’s shares are, therefore, subject to delisting from the Nasdaq National Market. As a result, the Company will seek to transfer its listing to the Nasdaq SmallCap Market. The Company’s shares will remain listed on the Nasdaq National Market while its listing application for the Nasdaq SmallCap Market is being reviewed. If Nasdaq approves the Company’s transfer to the Nasdaq SmallCap Market, the Company’s shares would continue to be listed and traded under the existing ticker symbol, SUNN.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large and complex system integration and test. The Company has approximately 1,760 employees and contract workers.
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Suntron Contacts:
	Paul Singh	Peter Harper
	President and CEO	Chief Financial Officer